
                                                                                                                Exhibit 12.1


                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001
                       and the year to date June 30, 2002

                                                                                                                             Six
                                                                                                                            Months
                                                                                                                             Ended
                                                                            Year ended December 31,                        June 30,
                                        ------------------------------------------------------------------------------------------

                                                       1997         1998        1999             2000        2001          2002
                                                      ----         ----         ----             ----        ----          ----
                                       -----------------------------------Thousands of Dollars-----------------------------------


EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:

Earnings Before Interest and Income Taxes        $ 840,108   $ 896,380    $  903,557      $ 962,223      $  925,031   $  444,739
      AFUDC - Debt funds                             4,855       4,664        11,010         20,197           9,569        3,646
                                                 ---------   ---------    ----------      ---------      ----------   ----------
         Earnings as defined                     $ 844,963   $ 901,044    $  914,567      $ 982,420      $  934,600   $  448,385
                                                 =========   =========    ==========      =========      ==========   ==========

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                  $ 169,536   $ 194,559    $  193,968      $ 222,530      $  220,627   $  107,392
   Interest on interim  obligations                 22,787      11,012         9,865         10,759          14,638        1,307
   Amort of debt disc, premium  and expense, net     9,657      42,506        11,171         11,668          11,740        6,257
   Other interest  charges                          42,381      40,445        39,819         38,661          35,129       15,407
                                                 ---------   ---------    ----------      ---------      ----------   ----------
         Fixed charges as defined                $ 244,361   $ 288,522    $  254,823      $ 283,618      $  282,134   $  130,363
                                                 =========   =========    ==========      =========      ==========   ==========


RATIO OF EARNINGS TO FIXED CHARGES                    3.46        3.12          3.59           3.46            3.31         3.44
                                                     =====       =====         =====          =====           =====        =====

Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern
             Electric  Generating  Company.